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                                                                   EXHIBIT 10.17



                                                Effective as of October 29, 1998

Mr. Donald Perkins
One First National Plaza
21 South Clark Street
Suite 2530
Chicago, Illinois 60603

Dear Don:

The following sets forth our agreement concerning the consulting services you have performed for Nanophase Technologies Corporation ("NTC") since you joined the NTC Board in February 1998, and which you may perform in the future.

1. Duties. We agree that you have performed substantial consulting services for NTC since February of 1998 in the identification, screening and recruitment of management personnel, issues related to the responsibilities of management personnel and the organization of NTC's management, and the development and implementation of NTC's business plans, and that you may continue to work with NTC in the future on such matters from time to time under the terms of this letter agreement.

2. Scope of Services. We agree that you will devote time to your duties as a consultant to NTC as we mutually agree, and in any event consistent with your schedule and other demands which may be placed on your time and attention.

3. Compensation. In consideration of your services as a consultant to NTC, the Board of NTC has agreed to grant you an option to acquire 25,000 shares of NTC common stock, on the terms and conditions set forth in a separate option agreement that we have provided to you. You will not be entitled to receive any medical, health or other benefit plans maintained for other employees of NTC. The above compensation is not in lieu of, and does not replace or effect, any compensation you are entitled to receive as a director of NTC.

4. Expense Reimbursement. NTC will reimburse you for actual out-of-pocket expenses incurred by you in connection with your services as a consultant to NTC. Such expenses will be reimbursed upon receipt of appropriate documentation of such expenses.

5. Confidential Information and Proprietary Rights. In the course of your work with NTC, you have had and will have access to information about NTC that is confidential in nature. You acknowledge that you will keep all such information confidential, and that NTC is the owner of all such information and related proprietary rights. You agree that if requested by NTC you will execute appropriate instruments evidencing your confidentiality obligation and NTC=s proprietary rights.

6. Conflicts of Interest. You confirm that you are not a party to any agreement or arrangement, whether oral or written, which would constitute a conflict of interest with this agreement or would prevent you from carrying out your obligations to NTC under this agreement.

7. Other Terms of Engagement. Both you and NTC acknowledge that your services as a consultant to NTC are at will and may be terminated at any time with or without cause by either you or NTC. Termination of




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Mr. Donald Perkins                              Effective as of October 29, 1998
Page 2 of 2


     your consulting services will not in any way effect your membership on the Board of Directors of NTC. You and NTC also acknowledge that you are an independent Contractor to NTC, and that you will not have authority to bind NTC in ant respect, and will be solely responsible for the payment of any taxes owing on compensation paid to you by NTC. This agreement, and all aspects of your consulting services with NTC, shall be governed by Illinois law.

                          *     *     *     *     *

If you agree to the above terms concerning your consulting services to NTC, please sign the enclosed copy of this letter and return it to me at your earliest convenience.

Very truly yours,
Nanophase Technologies Corporation, a Delaware Corporation



By: /s/ Joseph Cross
   -------------------------------------------------------
   Joseph Cross, its President and Chief Executive Officer



Agreed and accepted:




                /s/ Donald Perkins
                -------------------
                Donald Perkins